Exhibit 99.1

DeVry Education Group Becomes Adtalem Global Education
Reflects Organization’s Purpose and Global Reach

CHICAGO--(BUSINESS WIRE)--May 24, 2017–Adtalem Global Education (NYSE: ATGE), a leading global education provider, announced today that it has changed its name from DeVry Education Group, giving the company a name that signifies its student-focused purpose, and providing a more flexible platform that supports its continued diversification across healthcare, professional education, and technology and business. Adtalem Global Education received overwhelming shareholder approval.

“I am pleased to announce this next chapter in our history of serving our students,” said Lisa Wardell, president and CEO of Adtalem. “Our new name makes clear our purpose to empower students and our status as a global education provider, reflecting the seven institutions and professional education company that make up our organization, and their own unique brands and strong reputations.” The name, derived from Latin and meaning “to empower,” was chosen from more than 5,000 submissions by Adtalem colleagues from around the world.

During the past year, Adtalem has continued to adapt to meet the academic and career needs of its students around the globe. DeVry University has developed its DeVry Tech Path to provide even greater and more distinct value to its students; American University of the Caribbean School of Medicine (AUC) partnered with Western Connecticut Health System to enable AUC students to complete global health electives in Asia, Africa, and Latin America; Ross University School of Veterinary Medicine announced a collaboration with Johns Hopkins Bloomberg School of Public Health to explore research and joint educational activities; Ross University School of Medicine is expanding its reach to students and faculty via its Center for Teaching and Learning; Carrington College is expanding in-demand programs that promote healthcare careers and launching critical supportive certifications like Phlebotomy; Becker Professional Education announced new initiatives to enhance its USMLE preparation course and continues to expand its reach with financial professionals globally via the growth of the Association of Certified Anti-Money Specialists (ACAMS); Adtalem Educacional do Brasil began offering online MBA programs nationally through its Damásio network; and Chamberlain College of Nursing recently established Chamberlain University and launched a Master of Public Health degree program within a new College of Health Professions.

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading global education provider and the parent organization of Adtalem Educacional do Brasil, American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain University, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com
CONTACT:
Adtalem Global Education
Investor Contact:
Joan Walter
630-353-3800
joan.walter@adtalem.com
or
Media Contact:
Ernie Gibble
630-353-9920
ernie.gibble@adtalem.com